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                                                                  Exhibit 10(15)


                                         March 18, 2002


Mr. John J. O'Connor
6 Stonefalls Court
Ryebrook, NY 10573

Dear John:

     This letter will confirm our understanding concerning your participation in the Amerada Hess Corporation Pension Restoration Plan (the "PRP") and the deferred compensation you will receive in connection with your employment by Amerada Hess Corporation (the "Corporation") on October 15, 2001.

     The Compensation and Management Development Committee of the Corporation's Board of Directors has determined that you will receive Prior Service (as defined in Section 4.1 of the PRP) for thirty-three (33) years of related experience acquired prior to the date of your employment by the Corporation for the purpose of determining PRP benefits provided, however, that the five-year service requirements for vesting and pre-retirement death benefits under the PRP shall be based on actual service with the Corporation, and the ten-year service requirements for early and disability retirement under the PRP will not include your Prior Service until you have reached five years of service with the Corporation. However, you shall be deemed to be completely vested in your PRP benefits described herein on and as of the date of a Change in Control (as defined in the Change in Control Termination Benefits Agreement dated March 6, 2002, between you and the Corporation) regardless of your actual vesting service credit under the PRP as of such date.

     In general, PRP benefits are calculated as a life annuity based on the formula of the Corporation's Employees' Pension Plan (the "Pension Plan") as though your Prior Service counted under that plan, and there were no legal limits on qualified plan benefits or annual compensation. The resulting amount is reduced as necessary to account for any payment before age 65 or in any form other than a life annuity based on the actuarial factors used to determine Pension Plan benefits. Then the amount is reduced by subtracting any benefits payable from the Pension Plan. Finally, the PRP amount is reduced by:

     "... the monthly benefit actually payable to or on behalf of the Member under the qualified and nonqualified pension plans of any prior employers derived from periods of employment with such employers for which credit for Prior Service was granted, or such amounts as would be payable from investments made with the proceeds of lump sum payments received by the Member from such other plans in a manner determined by the Committee at the time credit for such Prior Service is granted ...."
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Mr. John J. O'Connor
March 18, 2002
Page 2

     You have advised us that you have received or are entitled to receive the following payments representing your accrued pension benefits under the qualified and non-qualified pension plans of your previous employers:

     Mobil $274,793.26 paid in a lump sum from a non-qualified plan on April 30, 1996, plus interest for the month of April, making the effective date of the amount March 31, 1996;

               $6,865.41 per month as a life annuity from a qualified plan commencing on November 1, 2007, or an actuarially reduced life annuity commencing earlier at your option (the "Mobil Pension");

     BHP $750,482.44 paid in a lump sum from non-qualified plan in August 1997, converted from Australian dollar payment of A$1,014,165.46 at exchange rate of US$.74 per A$1.00; no qualified plan benefit due;

     Texaco $134,747 paid in a lump sum on March 1, 2002 from a qualified plan (the "Texaco Pension");

               $255,568 payable over 10 years starting March 1, under Supplement #1 of the non-qualified plan; and

               $247,914 (valued as of December 31, 2001) payable 10 years starting January 1, 2012 under Supplement #3 of the non-qualified plan.

     The amounts shown for Texaco Supplements #1 and #3 are the values of ten-year streams of payments.

     We have estimated your incremental combined tax rate for all relevant dates as 45% (federal and state income tax, and Medicare portion of FICA), and as a result, the net available amount of the non-qualified plan distributions shown above will be reduced by 45%, resulting in a lesser amount available to you for investment (the "Tax-adjusted Mobil Benefit," the "Tax-adjusted BHP Benefit," the "Tax-adjusted Texaco Benefit #1," and the "Tax-adjusted Texaco Benefit #3," respectively) as shown below.

     Tax-adjusted Mobil Benefit                      $151,136.29

     Tax-adjusted BHP Benefit                        $412,765.34

     Tax-adjusted Texaco Benefit #1                  $140,562.40

     Tax-adjusted Texaco Benefit #3                  $136,352.70

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Mr. John J. O'Connor
March 18, 2002
Page 3


     Based on this information, your PRP benefit will be calculated as described below.

     1. Annual benefits payable to you monthly pursuant to the Corporation's PRP upon your retirement under the Pension Plan will be the amount described in paragraph A below, less the sum of paragraphs B, C, D, E, F, G and H below.

            A. The life annuity amount calculated under the PRP, subject to any reduction for early payment specified by the Corporation's Employees' Pension Plan (the "Pension Plan").

            B. The annual benefit actually payable to you as a life annuity under the Pension Plan based on your Credited Service, determined without regard to the Prior Service granted under the PRP.

            C. A life annuity determined by the Pension Plan actuaries to be the actuarial equivalent of the Mobil Pension determined at the time of your retirement, taking into account any Mobil Pension payments already made at that time.

            D. A life annuity determined by the Pension Plan actuaries to be the actuarial equivalent of the projected value of the Texaco Pension, assuming that it was invested on March 1, 2002 at an annual rate of interest 1% greater than the average annual rate of one-year U.S. Treasury bills in effect during the 12 months ending on December 31 of each prior year rounded up to the next one-quarter percent, compounded annually from March 1, 2002, until the date of your retirement, based on the mortality rates used under the Pension Plan to determine actuarial equivalent values at the time of retirement, and the interest rate which would be used by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination as of January 1 of the calendar year in which your retirement occurs.

            E. A life annuity determined by the Pension Plan actuaries to be the actuarial equivalent of the projected value of the Tax-adjusted Mobil Benefit, assuming such benefit had been invested on March 31, 1996 at an annual rate of interest 1% greater than the average annual rate of one-year U.S. Treasury bills in effect during the 12 months ending on December 31 of each prior year rounded up to the next one-quarter percent, compounded annually from March 31, 1996, until the date of your retirement
               (grossed up to reflect the fact that no income taxes will be

Mr. John J. O'Connor
March 18, 2002
Page 4

               payable on the portion of the annuity derived from the initial after-tax amount), based on the mortality rates used under the Pension Plan to determine actuarial equivalent values at the time of retirement, and the interest rate which would be used by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination as of January 1 of the calendar year in which your retirement occurs.

            F. A life annuity determined by the Pension Plan actuaries to be the actuarial equivalent of the projected value of the Tax-adjusted BHP Benefit, assuming such benefit had been invested on August 31, 1997 at an annual rate of interest 1% greater than the average annual rate of one-year U.S. Treasury bills in effect during the 12 months ending on December 31 of each prior year rounded up to the next one-quarter percent, compounded annually from August 31, 1997, until the date of your retirement (grossed up to reflect the fact that no income taxes will be payable on the portion of the annuity derived from the initial after-tax amount), based on the mortality rates used under the Pension Plan to determine actuarial equivalent values at the time of retirement, and the interest rate which would be used by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination as of January 1 of the calendar year in which your retirement occurs.

            G. A life annuity determined by the Pension Plan actuaries to be the actuarial equivalent of the projected value of the Tax-adjusted Texaco Benefit #1, assuming that it is invested on March 1, 2002 at an annual rate of interest 1% greater than the average annual rate of one-year U.S. Treasury bills in effect during the 12 months ending on December 31 of each prior year rounded up to the next one-quarter percent, compounded annually from March 1, 2002, until the date of your retirement (grossed up to reflect the fact that no income taxes will be payable on the portion of the annuity derived from the initial after-tax amount), based on the mortality rates used under the Pension Plan to determine actuarial equivalent values at the time of retirement, and the interest rate which would be used by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination as of January 1 of the calendar year in which your retirement occurs.
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Mr. John J. O'Connor
March 18, 2002
Page 5

            H. A life annuity determined by the Pension Plan actuaries to be the actuarial equivalent of the projected value of the Tax-adjusted Texaco Benefit #3, assuming that it was invested on November 1, 2001 at an annual rate of interest 1% greater than the average annual rate of one-year U.S. Treasury bills in effect during the 12 months ending on December 31 of each prior year rounded up to the next one-quarter percent, compounded annually from November 1, 2001, until the date of your retirement (grossed up to reflect the fact that no income taxes will be payable on the portion of the annuity derived from the initial after-tax amount), based on the mortality rates used under the Pension Plan to determine actuarial equivalent values at the time of retirement, and the interest rate which would be used by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination as of January 1 of the calendar year in which your retirement occurs.

     2. If you should die while employed by the Corporation under circumstances in which a pre-retirement Qualified Joint and Survivor Annuity would be payable to your surviving spouse under the Pension Plan, benefits will be paid to your survivor under the PRP calculated as described in Paragraph 1 above as of the date of your death. Such benefit will be paid to your surviving spouse at the same time and in the same manner as the survivor benefit under the Pension Plan, and shall be subject to the same actuarial adjustments as those that apply to a benefit payable under the Pension Plan.

     3. If your employment with the Corporation should terminate after you have five years of service with the Corporation, but before you are eligible to retire under the Pension Plan, benefits will be calculated as described in Paragraph 1 above as of the date your employment terminates. The amount being paid by the Corporation under this Paragraph will be reduced by any amount subsequently paid under the terms of the Pension Plan, actuarially adjusted to match the form of payments made under this Paragraph. Such reduction shall be made at the time Pension Plan payments commence.

     All benefits will be actuarially adjusted to reflect any form of payment other than an annuity for your lifetime only, in accordance with the terms of the Pension Plan.

     Nothing contained in the Pension Plan, PRP or this letter shall be construed as a contract of employment or as changing the normal terms of the employment relationship.
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Mr. John J. O'Connor
March 18, 2002
Page 6

     To qualify for the deferred compensation payments described above, you must sign and return the enclosed copy of this letter by May 17, 2002. If you do not sign and return the letter by then, the deferred compensation payments will not be made available to you in the future.

     The deferred compensation plan described above is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. You would have the status of a general unsecured creditor of the Corporation with respect to plan payments. The plan constitutes a mere promise to make benefit payments in the future. Your rights with respect to any such payments would not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by your creditors or the creditors of your beneficiaries.

     Please indicate your acceptance of and agreement to the foregoing by signing the enclosed copy of this letter in the space provided below and returning it to me.


                                                     Yours truly,
                                                     AMERADA HESS CORPORATION

                                                      /s/ John B. Hess

                                                     By:  John B. Hess

Accepted and Agreed to by:


   /s/ John J. O'Connor                    March 18, 2002
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John J. O'Connor                                Date